Exhibit 99
Form 8-K
Viking Systems, Inc.
File No. 000-49636

Viking Systems, Inc. and Platinum Medical Enter Into
Exclusive Distribution Agreement

Agreement Will Significantly Expand Viking Systems U.S. Market Presence

SAN DIEGO - November 27, 2006 - Viking Systems, Inc. (OTCBB: VKSY), a designer, manufacturer and marketer of 3-D and 2-D vision systems for minimally invasive surgical (MIS) procedures, has entered into an exclusive Distribution Agreement with privately-owned Platinum Medical, Inc. of Las Vegas, Nevada. Under the agreement, Viking’s state-of-the-art 3Di Digital Vision Systems and 2Di Digital Vision Systems will be incorporated into Platinum Medical’s line of advanced surgical solutions.

The agreement marks Viking Systems' continued focus on increasing its market penetration and broadening its geographic sales reach. Complimented by Platinum Medical’s experienced salesforce and its exclusive U.S. distribution rights for the well-established line of TRUMPF surgical products, the agreement will allow Viking to offer its leading-edge solutions to more hospitals, government health agencies, and outpatient surgery centers focused on establishing dedicated, high-performance MIS surgical suites. With this agreement, Viking’s salesforce will more than double and distribution coverage will be expanded to every major U.S. market.

“This agreement with Platinum Medical marks a significant milestone for Viking Systems and allows for a tremendous growth opportunity for the Company,” said Donald E. Tucker, Chairman, President and CEO of Viking Systems. “Platinum Medical has a strong management team and an experienced salesforce, with well established relationships at leading surgical centers throughout the U.S. By adding our highly differentiated vision systems to their line of high quality and advanced surgical solutions, including the TRUMPF portfolio, we will be able to rapidly and efficiently expand our U.S. market presence.”

Mr. Tucker concluded, “Equally important, our advanced 3-D and 2-D vision systems and Infomatix™ platform will be offered along with TRUMPF’s surgical product line. Viking Systems and TRUMPF technologies are highly complimentary to the mission of delivering a complete suite of high performance general and MIS surgical solutions to hospitals, the surgeon and the surgical team. With this agreement, we believe we significantly increase our value proposition across multiple markets and can better meet high growth and high performance market needs.”

“Our salesforce is dedicated to providing hospitals and surgical teams with the most advanced, forward thinking solutions available,” added Chuck Oddo, President and CEO of Platinum Medical. “The addition of Viking vision and information systems to our current line of TRUMPF LED surgical lights, equipment booms, patient transport solutions and modular surgical tables is not only consistent with this concept, but dramatically expands it. We can now offer hospitals and surgical teams individual state-of-the-art solutions that when brought together provide an unmatched level of efficiency, safety and improved patient care in the O.R.”

“Our customers have responded with enthusiasm about our ability to provide a best-in-class, high performance OR solution”, said Neal Yocum, Vice President of Business Development, Platinum Medical. “The initial response at large centers have confirmed that the addition of advanced vision systems and the Infomatix™ platform from Viking have added significant value to our smart OR solution.”

About Viking Systems, Inc.
Viking Systems, Inc. is a designer, manufacturer and marketer of FDA-cleared, CE-marked, high-performance laparoscopic vision systems. The Company's primary branded product is the 3Di Digital Vision System, an advanced three-dimensional (3-D) vision system used by surgeons for complex minimally invasive surgery, with an initial focus on applications in urology, gynecology, bariatrics and general surgery. Viking Systems Infomatix™ platform provides the surgeon and surgical team with a real-time 3D or 2D image of the surgical field, and integrates the real-time image with live secondary video sources, diagnostic reference images and image-guided information in a picture-in-picture format. Viking also manufactures advanced two-dimensional (2-D) 2Di Digital Vision Systems for targeted configurations and channels, as well as 2-D cameras and components, sold through strategic partner and OEM programs.

About Platinum Medical, Inc.
Platinum Medical, Inc., a private company based in Las Vegas, Nevada, is the exclusive U.S. distributor of TRUMPF O.R. solutions. TRUMPF products include the award-winning TRUMPF iLED surgical light; market-leading TRUMPF KREUZER Equipment Booms; innovative patient transport solutions; and a full-line of modular, mobile surgical tables designed to improve performance, efficiency and safety in the operating room. To learn more about Platinum Medical visit www.platinummedical.com

Safe Harbor Statement
This press release includes forward-looking statements including, but not limited to, our ability to execute on our business plan during 2006 and beyond, our strategic planning and business development plans, our future financing needs, impacts on our financial results, and our future growth. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, our ability to market our products, the success of business development efforts, competition in the industry, and our ability to manage growth, as well as the risks and other factors set forth in our periodic filings with the U.S. Securities and Exchange Commission (including our Form 10-KSB for the year ended December 31, 2005 and our Form 10-QSB from the quarter ended September 30, 2006.

Contact:

The Investor Relations Group
Investors:
Kevin Murphy / Adam Holdsworth
kmurphy@investorrelationsgroup.com
aholdsworth@investorrelationsgroup.com
212-825-3210

Media:
Lynn Granito
lgranito@investorrelationsgroup.com
212-825-3210